CHARLES B. LEBOVITZ Chairman of the Board and Chief Executive Officer STEPHEN D. LEBOVITZ President MOSES LEBOVITZ (1905-1991)	CBL & ASSOCIATES PROPERTIES, INC.	JOHN N. FOY Vice Chairman of the Board and Chief Financial Officer BEN S. LANDRESS Executive Vice President

Investor Contact:	Katie Reinsmidt	Media Contact:	Deborah Gibb
	Director of Investor Relations		Director of Corporate Relations
	(423) 490-8301		(423) 490-8315
	katie_reinsmidt@cblproperties.com		deborah_gibb@cblproperties.com

Dillard's Contact	Julie Bull
Director of Investor Relations
(501) 376-5965
julie.bull@dillards.com

DILLARD’S EXPANDS PRESENCE AT HAMILTON PLACE MALL
IN CHATTANOOGA, TN THROUGH PURCHASE OF PARISIAN BUILDING

Dillard’s Plans Major Remodel and Remerchandising of Department Store Space

CHATTANOOGA, Tenn. (January 15, 2007) - CBL & Associates Properties, Inc. (NYSE:CBL) and Dillard’s, Inc. (NYSE: DDS) (“Dillard’s”) today announced that Dillard’s will expand its presence at Hamilton Place mall in Chattanooga, TN through the purchase of the Parisian building from Belk, Inc. Dillard’s, which currently operates a two-level building on the north side of the mall, will expand into two-level space currently operated as a Parisian department store and will serve existing and new Chattanooga customers from the company’s dual-anchor format.

As part of the expansion, Dillard’s plans a major remodel of both buildings. The tone of their new stores, both in building design and in merchandise assortment, will reflect Dillard’s renewed focus on upscale and contemporary fashion. The completed dual-anchor Dillard’s format will measure approximately 210,000 square feet. The completely remodeled former Parisian building will open in the summer of 2007. The existing Dillard’s building will be remodeled in stages with minimal interruption of customer service. New features and updated areas will be presented to Chattanooga area customers continually as the transformation progresses.

“We have a longstanding relationship with Dillard’s and we are excited about their expansion, renovation and remerchandising at Hamilton Place,” said Charles B. Lebovitz, Chairman and CEO of CBL & Associates Properties, Inc. “One of our goals is to respond to the wants and needs of the market area and we are confident that Dillard’s expansion will do just that. Now the department store will have adequate space for their expanded lines of the most modern and trendy clothing, shoes and accessories. Dillard’s complements the retailer mix at Hamilton Place and further enhances the offerings at this market dominant property.”

Commenting on the department store expansion at Hamilton Place, Dillard’s Chief Executive Officer, William Dillard, II, said, “We are tremendously pleased with our plans for Hamilton Place. We believe that our Chattanooga area customers deserve the best. Our expansion and remodel at Hamilton Place will enable us to serve our customers there at a whole new level - with even better choices of fashions for the family and home. Our new direction toward more upscale and contemporary style will certainly be evident at Hamilton Place.”

CBL Center, Suite 500 2030 Hamilton Place Boulevard Chattanooga, TN 37421-6000 (423) 855-0001 Fax (423) 490-8662

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Dillard's Expands Presence at Hamilton Place Mall in Chattanooga, TN through Purchase of Parisian Building

January 15, 2007
The new Dillard’s at Hamilton Place will feature the company’s latest advances in store design. Customers will notice significant changes and improvements in the ladies’ shoes, intimate apparel and handbag areas where wider aisles, beautiful fixtures and other customer-friendly features will greatly enhance the shopping experience.

Belk, Inc. said a going out of business sale is underway at the Parisian store, which will close by the end of February. All associates at the store have been offered employment at the two Belk stores at Hamilton Place mall.

P.F. Chang’s and Big River Grill are the most recent additions to the Hamilton Place shopping complex that features the prominent regional mall, several power centers, community centers and an abundance of restaurants. Including the two Dillard’s stores, Hamilton Place mall also features two Belk department stores, JCPenney and Sears as well as more than 200 specialty retailers and restaurants. The 202-acre site attracts approximately 22 million people and produces more than $300 million annually in retail sales. Additional mall information can be found at hamiltonplace.com.

CBL also recently completed Phase II of the redevelopment of Hamilton Corner, a lifestyle center which features 15 large-space and small-shop upscale retailers and restaurants including Ann Taylor Loft, Bombay Company, Coldwater Creek, Chico’s, Liz Claiborne Shoes, Mia Cucina and Bonefish Grill.

Persons interested in learning more about leasing space at Hamilton Place should contact:
Monty Daniels	Senior Leasing Manager	(423) 553-8740	monty_daniels@cblproperties.com

For outparcel information, interested firms should contact:
Phil McNeely	Director Peripheral Property	(423) 490-8304	phil_mcneely@cblproperties.com

For information regarding available restaurant space, please contact:
Bryant Siragusa	National Director of Mall Restaurants and Entertainment	(423) 553-8790	bryant_siragusa@cblproperties.com

About Dillard's
Dillard's, Inc. ranks among the nation's largest fashion apparel and home furnishings retailers with annual revenues exceeding $7.7 billion. The company focuses on delivering maximum fashion and value to its shoppers by offering compelling apparel and home selections complemented by exceptional customer care. Dillard's stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources. The company comprises 330 stores spanning 29 states, all operating with one nameplate - Dillard's.

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Dillard's Expands Presence at Hamilton Place Mall in Chattanooga, TN through Purchase of Parisian Building

January 15, 2007
About CBL
CBL is one of the largest and most experienced owners and developers of malls and shopping centers in the country. CBL owns, holds interests in or manages 130 properties, including 79 regional malls/open-air centers. The properties are located in 27 states and total 74.0 million square feet including 2.0 million square feet of non-owned shopping centers managed for third parties. CBL currently has thirteen projects under construction totaling 2.3 million square feet including Phase II of Gulf Coast Town Center in Ft. Myers, FL; Alamance Crossing in Burlington, NC; three lifestyle/associated centers; seven mall expansions, and a community center. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, and Dallas, TX. Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

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